Exhibit 99.2

Inveresk Research Group, Inc.
Script for the Q1 Earnings Call
May 5, 2004

Good morning ladies and gentlemen and welcome to the web cast of Inveresk Research Group’s results for the first quarter and 2004. Presenting from the Company will be Dr Walter Nimmo, President and Chief Executive Officer and Mr Paul Cowan, Chief Financial Officer.

The presentation will be presented simultaneously over the Internet with access via the Company’s website at www.inveresk.com. An opportunity will be given for questions to be asked following the presentation.

Statements contained in this presentation that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Factors that might cause such a difference include, but are not limited to, risks associated with: the reduction in research and development activities by pharmaceutical and biotechnology clients, changes in government regulations, the effects of interest rate and foreign exchange rate fluctuations, our ability to attract and retain employees, the loss or delay of contracts due to economic uncertainty or other factors, our ability to efficiently manage backlog, our ability to expand our business through strategic acquisitions, competition within the industry and the potential adverse impact of health care reform. Further information about these risks and uncertainties can be found in the information included in the company’s recent filings with the Securities and Exchange Commission, including the company’s S-3 Registration Statement.

Today’s presentation will take place in two parts. Dr Walter Nimmo will present the operational overview and revised 2004 guidance for the Company and Mr Paul Cowan will present the financial overview. With that I would now like to introduce Dr Walter Nimmo.

Good morning everyone and welcome to this presentation of the financial results of the Inveresk Research Group for the three month period ended March 31, 2004.

We are pleased to report strong results for the first quarter in terms of profits and cash flows for the Inveresk Research Group.

In the first quarter we recorded net service revenues of $76.7 million, a 33% increase from the corresponding period in 2003. On a reported basis diluted earnings per share were $0.31 in the quarter, compared with $0.20 in the first quarter of 2003. I would bring to everyone’s attention, however, that the first quarter results included a $0.03 one time benefit relating to the recognition of a deferred tax asset on carried forward tax losses in our US operations, net of share offering expenses and residual restructuring costs for the PharmaResearch acquisition. Paul will discuss this further in the presentation.

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Inveresk continues to benefit from its strategy in recent years and the diversity of its service offering.

In the first quarter net service revenue in our pre-clinical business increased by 22% to $44.4 million.

Strong enquiry levels in the last three quarters at CTBR, our North American pre-clinical business, have been converted into new business signings, resulting in increasing revenues and an improved business mix. CTBR recorded excellent results in the first quarter and we expect this to continue for the remainder of the year. At the same time, our European pre-clinical operation maintained its strong performance of 2003, with demand for its toxicology services in particular remaining buoyant.

Operating margins in the Pre-clinical business increased by 2.3% year on year to 26.5% in the first quarter, reflecting the strength of new business awards across the operations in the last three quarters, improving business mix and a more favorable exchange rate environment. Within the pre-clinical business we are also experiencing increasing demand for our laboratory sciences services in North America. Our ongoing expansion plans remain on schedule for completion.

The Clinical business segment delivered profits in line with expectations in the first quarter. Enquiry levels remain strong in North America and Europe, although seasonal factors and some project delays impacted revenues in the first quarter.

In our Clinical business, net service revenue increased by 52% in the first quarter to $32.4 million compared with 2003. This reflects the benefit of a full quarter’s revenues from the PharmaResearch acquisition completed in July 2003.

Integration benefits associated with the PharmaResearch acquisition and underlying growth combined in our Clinical business to drive operating margins up by 2.3% compared with the first quarter of 2003, to 12.9%.

Moving on to discuss in more detail the breakdown of our net service revenue, you can see that in the latest twelve months Pre-clinical accounted for 58% of net service revenue and Clinical accounted for 42%.

Looking at revenues by client type year-to-date, pharmaceutical companies accounted for 55%, biotechnology companies accounted for 33% and other companies, predominantly agro-chemical, veterinary and chemical related work, accounted for the remaining 12% of net service revenue during the same period.

57% of our revenues were derived from clients based in the USA, 33% from Europe, 7% from Japan and 3% from the rest of the world during the same period.

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You will see from the next slide that we have maintained our core strategy to have a highly diverse client base.

In the latest twelve months our biggest client accounted for 8.7% of net service revenues. Our five largest clients accounted for 23.4% of net service revenues and our top 20 clients accounted for only 43.8% of net service revenue.

We would continue to emphasize that revenues earned from our biggest clients are spread over multiple service offerings and also over multiple research and development programs.

This next slide compares our moving annual total of new signed contracts or cumulative, last twelve months’ new business signings, with net service revenues over the same period. As you can see, cumulative new business signings totaled $350 million in the latest twelve months compared with revenues of $292 million in the same period. The signings data are net of cancellations.

The key to the future success of our business is how quickly we can replace recorded revenue with new signed business. As we have indicated in the past, seasonal factors, make it important, to look at signings on a rolling twelve month basis, rather than from quarter to quarter.

Confirmed backlog at March 31, 2004 was $295 million, compared with $222 million at March 31, 2003. Because of the short-term nature of large parts of our pre-clinical and Phase I businesses, we use new business signings as the leading indicator of the underlying health of our businesses rather than backlog.

The general environment for all our businesses remains strong. Our diverse service offering will allow Inveresk to meet or exceed its growth and profitability objectives for the full year. In light of these factors and our first quarter results, we are increasing our full-year guidance to between $1.36 and $1.39 on a diluted basis.

I would now like to turn the call over to Paul Cowan, our Chief Financial Officer, for a financial overview of the first quarter.

Thank you Walter and good morning ladies and gentlemen.

In the first quarter of 2004 Inveresk recorded net service revenues of $76.7 million, of which:

(i)	Pre-clinical accounted for $44.4 million, an increase of 22% year on year; and

(ii)	Clinical accounted for $32.4 million and increase of 52% year on year.

On a constant dollar basis, the Pre-clinical business recorded a 7% increase in net service revenue in the first quarter of 2004 compared with the same period in 2003. On the same basis, our Clinical business recorded an increase in net service revenues of 43%.

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In the first quarter of 2004, Pre-clinical recorded income from operations of $11.7 million, compared with $8.8 million in 2003. In the same period, Clinical recorded income from operations of $4.2 million, compared with $2.3 million during the same period in 2003. Overall, the Company recorded pro forma income from operations of $12.8 million in the first quarter compared with $8.6 million in the corresponding period in 2003.

Looking at the profitability of each business segment in the fourth quarter, you will see that Pre-clinical generated an operating margin of 26.5% in the first quarter of 2004, compared with 24.2% in the first quarter of 2003. This also increased sequentially by 1.0% from the fourth quarter of 2003 reflecting the strength of trading across all our pre-clinical operations, improving business mix and a more favorable exchange rate environment.

Clinical generated an operating margin of 12.9% in the first quarter, or 14.0% before amortization of intangibles, compared with 10.6% in the first quarter of 2003. This reflects the increased scale of the Inveresk clinical business and the integration benefits arising from the PharmaResearch acquisition completed in July 2003.

In the first quarter of 2004 the Company recorded earnings per share of $0.31 on a diluted basis, compared with $0.20 in 2003, a 55% increase. This result included a $0.03 one time benefit relating to the recognition of a deferred tax asset on carried forward tax losses in our US operations, net of share offering expenses and residual restructuring costs for the PharmaResearch acquisition.

In general our first quarter results benefited from an improving exchange rate environment, particularly with the US dollar’s recent strength against the Canadian dollar. Operating income was however impacted negatively by costs associated with the recent partial sale of Candover’s shareholding amounting to $0.3 million and residual PharmaResearch restructuring costs amounting to $0.1 million. Similarly, net income was impacted by a negative mark-to-market valuation adjustment of $0.4 million on our interest rate swaps, which has already been largely reversed so far in the second quarter of 2004.

In the first quarter of 2004 we also reduced a valuation allowance against carried forward tax losses in our US operations by $15.4 million. This reflects our increased confidence in the likelihood that these losses will now be utilized. Of this amount, $1.7 million was recorded as a reduction in our first quarter tax charge and $13.7 million was recorded as a reduction of goodwill relating to our acquisition of ClinTrials in 2001. While there will be no further impact on our profits and goodwill relating to this matter, a significant cash flow benefit will be derived as these losses are utilized.

Inveresk maintained its strong capitalization and cash flows in the first quarter of 2004. At March 31, 2004 the Company had gross financial debt of $56.9 million and cash and equivalents of $24.9 million. The Company continues to retain $75 million of unutilized credit facilities. At the end of March, gross debt to book capitalization amounted to 22.9%, down from 25.1% at the end of 2003.

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Operating cash flow in the first quarter amounted to $11.1 million, compared with $4.8 million in the first quarter of 2003. During the same period, capital expenditure amounted to $5.8 million, the majority of which was accounted for by the expansion of our pre-clinical facilities. Net days sales outstanding at March 31 totaled 21, compared with 28 at the end of 2003.

Ladies and gentlemen, that is the end of our presentation. I would now like to invite questions from the participants in our conference call.

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